Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
MInneapolis, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Affirms 2009 Sales and EPS Guidance; Company Introduces 2010 Earnings Outlook
MINNEAPOLIS, Minn. — December 17, 2009 — Pentair, Inc. (NYSE: PNR) today affirmed its earnings guidance for the company’s fourth quarter and full year 2009. The company continues to expect that reported fourth quarter 2009 net earnings per diluted share from continuing operations (EPS) will be in the range of $0.37 to $0.41, or $0.40 to $0.44 excluding special items (restructuring and asset impairment charges and early debt retirement charge for bond tender described in October 20, 2009 press release).
The company continues to expect its full year reported 2009 EPS guidance will be from $1.25 to $1.29, or $1.40 to $1.44 excluding special items. The company said it remains on track to achieve free cash flow greater than $225 million for 2009.
“As we stated in October, the benefits of our cost actions have rapidly improved our operating margins and earnings,” said Hogan. “We maintained our resource investments to position us for long-term growth opportunities while effectively managing the challenging global economic situation.”
Outlook
The company also introduced its 2010 outlook. For the full year, the company provided baseline sales estimate of approximately $2.8 billion, up low single digits, and baseline EPS estimate to equal or exceed $1.70. The company expects to continue to generate cash flows in excess of net income for 2010. For the first quarter, the company provided a baseline sales projection of approximately $660 million and baseline EPS estimate to equal or exceed $0.30.
“Today we provided an early view with respect to 2010 earnings in order to establish a baseline case for our company,” said Hogan. “While many key markets are demonstrating stability, the rate of growth next year remains uncertain. Thus, our initial outlook includes very little volume growth but a continuation of strong operating margins via productivity to deliver at least $1.70 of EPS.”
“We remain excited about our new product introductions and growth initiatives in fast-growing regions and key new vertical markets. The success of these initiatives, coupled with potentially stronger markets, would likely yield higher sales growth over the year. If this occurs, we expect our earnings would reflect operating income conversion of those sales at approximately 40 percent,” he added.
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Conference Call
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company’s outlook on a two-way conference call with investors and a live audio webcast at 4:30 p.m. Eastern today. Related financial charts and certain other information to be discussed on the conference call will be available on the company’s website (www.pentair.com) shortly before the conference call. The web cast and presentation will be archived at the same site following the conclusion of the conference call.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as the breadth and severity of the global economic downturn; the strength of housing and related markets; the ability to implement our restructuring and other cost reduction plans successfully and the risk that expected benefits may not be fully realized or may take longer to realize than expected; foreign currency effects; retail, commercial and industrial demand; product introductions; and pricing and other competitive pressures, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2008 revenues of $3.35 billion, Pentair employs approximately 13,100 people worldwide.
Pentair Contacts:
Todd Gleason
Vice President, Strategic Planning & Investor Relations
Tel.: (763) 656-5570
E-mail: todd.gleason@pentair.com
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